Exhibit 5.1

D. Bradley Peck

(858) 550-6012

bpeck@cooley.com

June 28, 2010

Sequenom, Inc.

3595 John Hopkins Court

San Diego, CA 92121-1331

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by SEQUENOM, INC., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 3,816,664 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including (i) 150,000 shares (the “New-Hire Plan Shares”) reserved for issuance pursuant to the Company’s New-Hire Equity Incentive Plan (the “New-Hire Plan”) (ii) 3,000,000 shares (the “2006 Plan Shares”) reserved for issuance pursuant to the Company’s 2006 Equity Incentive Plan (the “2006 Plan”), and (iii) 666,664 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 1999 Employee Stock Purchase Plan (the “ESPP”, and collectively with the New-Hire Plan and the 2006 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Company’s Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the New-Hire Plan Shares, when sold and issued in accordance with the New-Hire Plan and options, as applicable, (ii) the 2006 Plan Shares, when sold and issued in accordance with the 2006 Plan and options, as applicable, and (iii) the ESPP Shares, when sold and issued in accordance with the ESPP, and in each case when sold and issued in accordance with the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

Sequenom, Inc.

June 28, 2010

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ D. Bradley Peck
D. Bradley Peck

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM